CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-122917 on Form N-1A of our report dated February 29, 2024, relating to the financial statements and financial highlights of Altegris/Crabel Multi-Strategy Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the period from January 2, 2023 (commencement of operations) to December 31, 2023, and to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in the Prospectus, and "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

April 25, 2024